                                                                               .
                                                                               .
                                                                               .
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
           EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement                 [ ] Confidential, for Use of the Commission
[X] Definitive Proxy Statement                  Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ] Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                               IPC HOLDINGS, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

                               IPC HOLDINGS, LTD.
                        AMERICAN INTERNATIONAL BUILDING
                                29 RICHMOND ROAD
                             PEMBROKE HM 08 BERMUDA

                        NOTICE OF ANNUAL GENERAL MEETING
                          TO BE HELD ON JUNE 13, 2003

                                                                  April 28, 2003

TO OUR SHAREHOLDERS:

     The 2003 Annual General Meeting of IPC Holdings, Ltd. (the "Company") will be held at 9:30 a.m., local time, on Friday, June 13, 2003 at the American International Building, 29 Richmond Road, Pembroke, Bermuda, for the following purposes:

          To elect six directors to hold office until the Company's next Annual General Meeting or until their successors are elected or appointed or their offices are otherwise vacated;

          To consider and approve an amendment to the Company's Bye-laws to permit certain passive investor intermediaries to increase their share ownership above 10% in specified circumstances;

          To consider and approve an amendment to the IPC Holdings, Ltd. Stock Option Plan to increase the number of Common Shares subject thereto and to extend the expiration date of the plan;

          To consider and approve the IPC Holdings, Ltd. Stock Incentive Plan;

          To act on a proposal to appoint KPMG as the Company's independent auditors to serve until the Company's next Annual General Meeting and to authorize the Audit Committee of the Company to set the compensation of such independent auditors; and

          To transact such other further business, if any, as lawfully may be brought before the meeting.

     Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 2, 2003 are entitled to notice of, and to vote at, the Annual General Meeting.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Dennis J. Higginbottom
                                          Vice President & Secretary

                               IPC HOLDINGS, LTD.
                        AMERICAN INTERNATIONAL BUILDING
                                29 RICHMOND ROAD
                             PEMBROKE HM 08 BERMUDA

                                                                  April 28, 2003

                                PROXY STATEMENT
                   FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                 JUNE 13, 2003

             GENERAL INFORMATION; VOTING AND REVOCATION OF PROXIES

     The Board of Directors of IPC Holdings, Ltd. (the "Company") is soliciting the enclosed proxy to be voted at the 2003 Annual General Meeting of the Company's shareholders (the "Annual General Meeting") to be held at 9:30 a.m., local time, on Friday June 13, 2003 at the American International Building, 29 Richmond Road, Pembroke, Bermuda, and at any adjournments thereof. When the enclosed proxy card is properly executed and returned, the common shares, par value $0.01 per share, of the Company ("Common Shares") it represents will be voted, subject to any direction to the contrary, at the Annual General Meeting FOR the matters specified in the Notice of Annual General Meeting attached hereto and described more fully herein.

     This Proxy Statement, the attached Notice of Annual General Meeting and the enclosed proxy card are first being mailed to shareholders on or about April 28, 2003. A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2002 accompanies this Proxy Statement.

     Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

     Shareholders of record, as shown by the transfer books of the Company, as of the close of business on April 2, 2003 will be entitled to vote at the Annual General Meeting. As of March 31, 2003 there were outstanding 48,179,805 Common Shares entitled to vote at the Annual General Meeting, with each Common Share entitling the holder of record on such date to one vote on a poll; provided, however, if the number of "Controlled Shares" of any holder would constitute 10% or more of the combined voting power of the issued Common Shares (such holder, a "10% Shareholder"), such holder will have the voting rights attached to its Common Shares reduced, in the manner provided in the Company's Bye-Laws (the "Bye-Laws"), so that it may not exercise more than approximately 9.9% of the total voting rights attached to the outstanding Common Shares. "Controlled Shares" of any person refers to all Common Shares owned by such person, whether
(i) directly, (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Section 958(a) and 958(b) of the U.S. Internal Revenue Code (the "Code") or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

     As of the date of this Proxy Statement, the Company is aware of only one shareholder, American International Group, Inc. ("AIG"), which possesses Controlled Shares requiring a reduction in its voting power to 9.9%, and another shareholder which will require a reduction in its voting power if Item B on the proxy card is not passed; however, the applicability of such provisions may have the effect of increasing another shareholder's voting power to over 9.9%, thereby requiring a corresponding reduction in such other shareholder's voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Common Shares (other than AIG and Wellington Management

Company, LLP ("Wellington")) with reason to believe that it is a 10% Shareholder within the meaning of the Bye-Laws please contact the Company promptly so that the Company may determine whether the voting power of such holder's Common Shares should be reduced. By submitting a proxy, a holder of Common Shares (other than AIG and Wellington) will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information. The directors retain certain discretion to make such final adjustments as to the aggregate number of votes attaching to the Common Shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.

     The quorum required at the Annual General Meeting is two or more persons present in person and representing in person or by proxy more than 50% of the outstanding Common Shares (without giving effect to the limitation on voting rights described above).

     At the Annual General Meeting, shareholders will be asked to elect the six director nominees set forth herein under the caption "Election of Directors" to serve as directors of the Company until the Company's next Annual General Meeting or until their successors are elected and qualified. Your Board of Directors recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the election of each such nominee. The Common Shares are entitled to vote cumulatively in the election of directors (resulting in each shareholder, including a shareholder holding Controlled Shares (as defined above), being entitled to the number of votes that equals the number of votes which (except for this provision as to cumulative voting) such shareholder would be entitled to cast for the election of directors with respect to its Common Shares multiplied by the number of directors to be elected, and all votes entitled to be cast may be cast for one or more of the directors being elected). Shareholders may (but need not) indicate the distribution of their votes among the nominees in the space provided on the proxy card. Unless otherwise indicated on the proxy card, the proxies will cumulate votes represented by such proxy in their discretion, except to the extent that authority so to cumulate votes is expressly withheld as to any one or more of the nominees. Directors will be elected by a plurality vote, and an absolute majority of the votes cast is not a prerequisite to election.

     At the Annual General Meeting, shareholders will be asked to approve an amendment to the Company's Bye-law 1, Interpretation, to permit certain passive investor intermediaries to increase their share ownership above 10% in specified circumstances. Your Board of Directors recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the approval of the amendment to the Company's Bye-law 1. The approval of such amendment requires the affirmative vote of a majority of the votes cast at the Annual General Meeting. This item will be taken up as the first item of business (other than any routine administrative matters) at the Annual General Meeting.

     At the Annual General Meeting, shareholders will also be asked to approve an amendment to the IPC Holdings, Ltd. Stock Option Plan to increase the number of Common Shares subject thereto and to extend the expiration date of the plan. Your Board of Directors recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the approval of the amendment to the IPC Holdings, Ltd. Stock Option Plan. The approval of such amendment requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

     At the Annual General Meeting, shareholders will also be asked to approve the IPC Holdings, Ltd. Stock Incentive Plan. Your Board of Directors recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the approval of the IPC Holdings, Ltd. Stock Incentive Plan. The approval of such plan requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

     At the Annual General Meeting, shareholders also will be asked to approve the appointment of KPMG as the Company's independent auditors for the fiscal year ending December 31, 2003 and to authorize the Audit

Committee of your Board of Directors to set the auditors' compensation. Your Board of Directors recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the appointment of KPMG to serve in such capacity. The appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

     Abstentions and "broker non-votes" will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Annual General Meeting. Therefore, abstentions and "broker non-votes" will have no effect on the outcome of any proposal.

     A vote by a show of hands will be taken in the first instance on all matters (other than the election of directors) properly brought before the Annual General Meeting, unless a poll is requested in accordance with the Bye-Laws. On a vote by show of hands, every shareholder present in person and every person holding a valid proxy will be entitled to one vote, regardless of the number of shares owned or represented by that person. If a poll is requested, each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each share owned or represented.

     The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your Common Shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our share transfer agent, Computershare Investor Services, a proxy card for voting those shares will be included with this Proxy Statement. You may direct how your shares are to be voted by completing, signing and returning the proxy card in the enclosed envelope.

     If you own shares through a brokerage firm, you may instead receive from your bank or brokerage firm a voting instructions form with this Proxy Statement that you may use to instruct how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

     We have requested that brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of our Common Shares and will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

     All amounts set forth in this proxy statement are in United States dollars.

                             ELECTION OF DIRECTORS
                             (ITEM A ON PROXY CARD)

     In 2001 and again last year, you authorized your Board of Directors to fill a vacancy on the Board following the Annual General Meeting. Within the last two years, your Board of Directors has lost three members due to retirement, resignation and death. Although your Board of Directors has found suitable candidates to fill two of those vacancies, and you elected those two new members to your Board last year, your Board has been unable to find a suitable candidate to fill the third vacancy that remained after last year's Annual General Meeting. At the Annual General Meeting held in 2001, you authorized your Board of Directors to determine the number of directors within a range of two to seven directors. Accordingly, your Board of Directors has determined that its number shall be reduced to six.

     Six nominees are presented for election at the Annual General Meeting to hold office on your Board of Directors until the next Annual General Meeting or until their respective successors are elected or appointed or their office is otherwise vacated. All of the nominees are currently members of your Board of Directors. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ON THE ENCLOSED PROXY CARD. It is not expected that any of the nominees will become unavailable for election as a director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board of Directors shall recommend.

     The name, age, principal occupation and certain other information concerning each nominee is set out below.

     JOSEPH C.H. JOHNSON (age 65) has been Chairman of the Board of Directors of the Company and its wholly owned subsidiary, IPCRe Limited ("IPCRe" and, together with the Company, "IPC"), since its inception and has been President and Chief Executive Officer of American International Company Limited ("AICL") in Bermuda since 1978. AICL is a wholly owned subsidiary of AIG. Mr. Johnson is also an officer and director of various other subsidiaries and affiliates of AIG. Mr. Johnson is also Chairman of the Board of Directors of the Bank of Bermuda.

     JAMES P. BRYCE (age 54) has been President and Chief Executive Officer of the Company and IPCRe since July 2000 and a director of the Company and IPCRe since June 6, 2000. Mr. Bryce was Senior Vice President of the Company from July 1996 to July 2000 and Senior Vice President -- Underwriting (Chief Underwriting Officer) of IPCRe from its inception in 1993 to July 2000. From July 1985 to July 1993, Mr. Bryce served as a director of AIG Reinsurance Services Limited (Hong Kong).

     THE HONOURABLE JACKIE M. CLEGG (age 41) has been a director of the Company and IPCRe since July 2001. In July 2001, Ms. Clegg stepped down as Vice Chairman and First Vice President of the Export-Import Bank of the United States, after serving in that role since June 1997. Prior to joining the bank in 1993, she served as staff to the Senate Committee on Banking, Housing and Urban Affairs, where she was the principal staff to the Subcommittee on International Finance and Monetary Policy.

     DR. THE HONOURABLE CLARENCE ELDRIDGE JAMES (age 71) has been a director of the Company and IPCRe since February 1996. Dr. James was Chairman, Government Employees Health Insurance Committee, from 1990 to 1998 and was Chief of Staff of the Bermuda Hospitals Board from 1995 until March 1998, when he retired from that position. From 1984 to 1989, Dr. James served as Minister of Finance of Bermuda.

     FRANK MUTCH (age 66) has been a director of the Company and IPCRe since February 1996 and has been a consultant with the law firm of Conyers, Dill & Pearman from 1994 to 2000, when he retired from that position. From 1981 to 1994, Mr. Mutch served as a partner of Conyers, Dill & Pearman.

     ANTHONY MACLEOD PILLING (age 64) has been a director of the Company and IPCRe since June 1998. Mr. Pilling has been President of One North (Bermuda) Ltd, which provides management and advisory services to companies and individuals, since 1991. From 1972-1991, Mr. Pilling practiced law with firms in Toronto, Calgary, and Vancouver, Canada.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 2002, there were four meetings of your Board of Directors (including regularly scheduled and special meetings). All incumbent directors attended at least 75% of the aggregate of such meetings and of the meetings held by all committees of your Board of Directors of which they were a member.

     Your Board of Directors has established five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Investment Committee and the Stock Option and Stock Purchase Committee.

     AUDIT COMMITTEE. During 2002, the Audit Committee consisted of Messrs. Mutch, Johnson and Pilling and Ms. Clegg. The Audit Committee is responsible for meeting with the Company's independent accountants regarding, among other issues, audits and adequacy of the Company's accounting and control systems. The Audit Committee held five meetings during the year ended December 31, 2002.

     COMPENSATION COMMITTEE. During 2002, the Compensation Committee consisted of Messrs. Johnson, James and Mutch. The Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board of Directors including those programs that are within the province of the Stock Option and Stock Purchase Committee. The Compensation Committee held one meeting during the year ended December 31, 2002.

     EXECUTIVE COMMITTEE. During 2002, the Executive Committee consisted of Messrs. Johnson, Bryce and Mutch. The Executive Committee has the authority to oversee the general business and affairs of the Company to the fullest extent permitted by Bermuda law. The Executive Committee held eleven meetings during the year ended December 31, 2002.

     INVESTMENT COMMITTEE. During 2002, the Investment Committee consisted of Messrs. Johnson, Pilling and Mutch and Ms. Clegg. The Investment Committee is responsible for recommending asset allocations to the Board of Directors, approving the guidelines which provide standards to ensure portfolio liquidity and safety, and approving investment managers and custodians for portfolio assets. The Investment Committee held four meetings during the year ended December 31, 2002.

     STOCK OPTION AND STOCK PURCHASE COMMITTEE. During 2002, the Stock Option and Stock Purchase Committee consisted of Messrs. James, Mutch and Pilling. The Stock Option and Stock Purchase Committee administers and grants awards under any stock option plans and incentive compensation plans of the Company. The Stock Option and Stock Purchase Committee held one meeting during the year ended December 31, 2002.

DIRECTOR COMPENSATION

     During the year ended December 31, 2002, the Company compensated directors (other than any director who was an employee of the Company or IPCRe) in the amount of $12,000 per year and an additional $1,000 per meeting of your Board of Directors or any committee thereof, other than the Executive Committee, for which such directors were compensated in the amount of $500 per meeting attended by such director. In addition to the fees otherwise paid under the Administrative Services Agreement (as defined herein), the Company paid $50,000 per year to AICL for Mr. Johnson's services as Chairman of your Board of Directors in 2002.

                     APPROVAL OF AMENDMENT TO BYE-LAW 1 TO
     PERMIT CERTAIN PASSIVE INVESTOR INTERMEDIARIES TO INCREASE THEIR SHARE
                 OWNERSHIP ABOVE 10% IN SPECIFIED CIRCUMSTANCES
                             (ITEM B ON PROXY CARD)

Existing Bye-Laws

     Bye-Law 63 of the Company's Bye-laws, Restriction on transfer, provides that we shall decline to register a transfer of Common Shares if we have reason to believe that the result of such transfer would be (i) to increase the number of total "Controlled Shares" of any person (other than an AIG person) to 10% or more of the shares of the Company or (ii) that an AIG person would become a "United States 25% Shareholder" (as defined in the Bye-Laws) (in each case without giving effect to the voting cut-back referred to below). Similar restrictions apply to the Company's ability to issue or repurchase shares. "Controlled Shares" refers to all common shares owned by a person, whether (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Section 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of
Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder. Furthermore, while each common share generally has one vote on a poll of the shareholders, Bye-Law 52, Limitation on voting rights of Controlled Shares, provides that any person who does or is deemed to own 10% or more of the combined voting power of the Company is subject to limitations on the voting power of those shares. Under Bye-Law 52, if and for as long as the number of issued Controlled Shares of any person would constitute 10% or more of the combined voting power of the issued common shares of the Company (after giving effect to any prior reduction in voting power as described below), each issued Controlled Share, regardless of the identity of the registered holder thereof, will confer a fraction of a vote as determined by the following formula:

                              (T - C) / (9.1 X C)

     Where:          "T" is the aggregate number of votes conferred by all the
issued common shares immediately prior to that application of the formula with respect to such Controlled Shares, adjusted to take into account each reduction in such aggregate number of votes that results from a prior reduction in the exercisable votes conferred by any issued Controlled Shares pursuant to the
"sequencing provision" described below; and           "C" is the number of
issued Controlled Shares attributable to that person.

     The formula is applied successively as many times as may be necessary to ensure that no person will be a 10% Shareholder at any time (the "sequencing provision"). Similar to the definition of Controlled Shares, "10% Shareholder" means a person who owns, in aggregate, (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, issued shares of the Company carrying 10% or more of the total combined voting rights attaching to all issued shares.

Reasons for Proposal and the Proposal

     Under Bye-Laws 63 and 52 and the definitions of "Controlled Shares" and "10% Shareholder" as they now stand, accumulations of common shares by an investment adviser on behalf of customers typically are aggregated for purposes of the share ownership restrictions, even with respect to common shares the intermediary has no right to vote or has assured the Company it will not vote, and the voting cut-back is applied to such shares. Clause (iii) of the definitions of "Controlled Shares" and "10% Shareholder", which involves the beneficial ownership test of Section 13(d)(3), results in a person being deemed to own common shares if such person shares power with another to dispose of such shares even though such person has no right to vote such shares.

     Customers of investment advisers sometimes retain the right to vote securities even though the investment adviser retains dispositive power over the securities. Our U.S. legal counsel has advised us that (i) the attribution and constructive ownership rules of Section 958(a) and 958(b) of the U.S. Internal Revenue Code (referenced in clause (ii) in the definitions of Controlled Shares and 10% Shareholder above) do not require the attribution to an investment adviser of a customer's common shares which such intermediary has no right to vote or has agreed not to vote and (ii) it would be possible to amend our Bye-Laws to permit such intermediaries to exclude shares so owned by them for customers from the ownership and voting attribution rules without adversely affecting the U.S. federal income tax status of the Company or its shareholders. The Board has considered this flexibility and determined that it is in the interest of the Company and our shareholders to relax the definitions of Controlled Shares and 10% Shareholder to permit, without adverse tax consequences, this form of intermediary ownership and voting arrangements. Since our initial public offering, we have had substantial interest in our Common Shares from investment advisers and mutual fund complexes and it is an interest we wish to accommodate. The issue came to our attention this year when one of our investment adviser shareholders increased its attributed common share ownership to the 10% level. Furthermore, banks, brokers and dealers investing with discretionary authority on behalf of customers sometimes have such voting arrangements with their customers, and the Board believes it would be appropriate to relax the definitions of Controlled Shares and 10% Shareholder with respect to similar voting arrangements utilized by such intermediaries as well.

     Accordingly, the proposed amendments, reflected in the resolutions below, will add a new definition of the term "Excluded Controlled Shares" to Section 1, Interpretation, of the Bye-Laws, and will amend the current definitions of "Controlled Shares" and "10% Shareholder" contained in that Bye-Law to specifically exclude Excluded Controlled Shares. These amendments will result in the exclusion from the 10% calculation in the ownership limitation in Bye-Law 63 and voting limitation of Bye-Law 52 of the common shares owned by a bank, broker, dealer or investment adviser which does not have or exercise the power to vote those shares and which has only passive investment intent as reflected in its ability to file beneficial ownership reports on Form 13-G under the Exchange Act with respect to the common shares it holds.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTIONS TO AMEND THE COMPANY'S BYE-LAW 1.

RESOLVED, that the following amendments to the Company's Bye-laws be approved:

(A) Paragraph (1)(1) of Bye-Law 1 of the Bye-Laws of the Company shall be amended by inserting the words "other than Excluded Controlled Shares" at the end of clause (iii) thereof after the word "thereunder";

(B) Paragraph (1)(ee) of Bye-Law 1 of the Bye-Laws of the Company shall be amended by inserting the words "other than, with respect to clause (iii), Excluded Controlled Shares" after the word "Company" at the end of paragraph (ee); and

(C) Bye-Law 1, paragraph (1) of the Company shall be further amended by adding a new definitional paragraph in appropriate alphabetical order as follows:

    "Excluded Controlled Shares" in reference to any Person means Controlled Shares of such Person that would not be Controlled Shares of such Person but for clause (iii) of the definition of Controlled Shares, provided that (i) such Person is registered under the United States federal securities laws as a broker, dealer or investment adviser or is a bank as defined in Section 3(a)(6) of the Exchange Act, (ii) such Person is the beneficial owner of such shares solely because it has discretionary authority to vote or dispose of such shares in a fiduciary capacity on behalf of its client who is also a beneficial owner of such shares, (iii) the voting rights carried by such shares are not being exercised (and the client is informed that they are not being exercised) by such broker, dealer, investment adviser or bank and are being exercised (if they are exercised at all) by such client, and (iv) the Person would meet the eligibility test for the filing of Schedule 13-G contained in Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership (without regard to whether such Person actually has any filing obligations under Section 13(d) of the Exchange Act), and provided, further, that the Company shall have received such assurances as it may request confirming that such shares are Excluded Controlled Shares. The Company may assume that the Controlled Shares of each Member who is a Person do not include any Excluded Controlled Shares unless such Member otherwise notifies the Company and provides such assurance.

       APPROVAL OF AMENDMENT TO THE IPC HOLDINGS, LTD. STOCK OPTION PLAN
                             (ITEM C ON PROXY CARD)

     The IPC Holdings, Ltd. Stock Option Plan (the "Option Plan") was adopted by your Board of Directors on February 15, 1996 and subsequently approved by the shareholders of the Company at the 1996 Annual General Meeting of Shareholders on February 15, 1996. The Option Plan was amended at the 1999 Annual General Meeting of Shareholders to increase the number of Common Shares covered by the Option Plan from 277,500 to 577,500 and to extend the period during which the Option Plan shall remain in effect from five years to ten years, so that it would expire on February 15, 2006. Under the Option Plan, employees of the Company and its subsidiaries, including officers (whether or not directors), are eligible for the grant of options to purchase Common Shares of the Company. Directors who are not employees of the Company or any subsidiary are not eligible for the grant of options under the Option Plan. The Option Plan is administered and options are awarded by the Stock Option and Stock Purchase Committee of your Board of Directors (the "Stock Option Committee"), which has authority under the Option Plan to determine the timing of option grants, the number of options to be granted, the duration and vesting of the options, the exercise price and other terms and conditions of the options. Options may have a maximum term of ten years from the grant date. In the event of changes in the Common Shares by reason of capital adjustments, such as stock splits and recapitalizations, appropriate adjustments will be made in the exercise price and/or other terms of options. The Board of Directors retains the right to amend or terminate the Option Plan. An amendment or termination of the Option Plan may not adversely affect a participant's rights with respect to an outstanding option without such participant's consent. The Company has agreed that, upon the due and valid exercise of options granted under the Option Plan, it will issue the number of Common Shares covered by the exercised options. Unless sooner terminated by your Board of Directors, the Option Plan remains in effect until February 15, 2006.

     The Option Plan currently covers 577,500 Common Shares and, as of March 31, 2003, options covering 565,045 Common Shares had been granted. Thus, as of that date, only 12,455 of the Option Plan's authorised shares remained available for awards. Of the options already awarded, options to purchase 209,819 Common Shares were vested as of March 31, 2003. If an award under the Option Plan expires or is forfeited, unexercised or unvested Common Shares, whichever is the case, subject to such award are added to the number of Common Shares available for awards under the Option Plan. Your Board of Directors recommends that the Option Plan be amended (i) to increase the number of Common Shares covered by the Option Plan to 1,077,500 and (ii) to extend the period during which the Option Plan will remain in effect, unless sooner terminated by your Board of Directors, from ten years to twelve years, so that it would expire on February 15, 2008 (these amendments, together, are referred to as the "Amendment").

     As stated in the Option Plan, the purpose of the Option Plan is to enable the Company to provide eligible employees with an additional incentive to contribute to the success of the Company by giving such individuals an opportunity to acquire a proprietary interest in the Company, as well as to attract persons of training, experience and ability. Your Board of Directors believes that the Amendment furthers this purpose by making available sufficient shares to permit future awards by the Stock Option Committee as a part of the Company's employee compensation program and believes the Amendment is important to the success of the Company.

     Unless determined otherwise by the Stock Option Committee, the right to exercise the options generally vests at a rate of 25% on each of the first through fourth anniversaries of the date of grant. However, all options become immediately vested in the event of a "Change of Control". Under the Option Plan, a "Change of Control" is deemed to occur, in general, if (i) any person or group of persons (subject to certain limited exceptions) is or becomes the direct or indirect beneficial owner of 50% or more of the Company's then outstanding voting securities, (ii) during any two year period the directors at the beginning of the period (including replacements approved by two-thirds of such directors) cease to constitute a majority of the Board, (iii) the shareholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than such a transaction pursuant to which the shareholders of the Company retain at least 50% of the combined voting power of the voting securities of the Company or the surviving entity, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets.

     To the extent United States federal income tax laws apply to a particular participant, a participant generally will not be taxed when an option is granted under the Option Plan. When such a participant exercises an option, the participant generally will have compensation income equal to the amount by which the fair market value of the Common Shares acquired pursuant to exercise of an option exceeds the total exercise price of such option. Since the Company does not conduct business within the United States, it does not file United States income tax returns. However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code or regulations or court decisions, there can be no assurance that the Internal Revenue Service will not contend that the Company is engaged in a trade or business in the United States. To the extent that United States federal income tax laws apply to the Company, the Company generally will receive a tax deduction equal to the amount of compensation income recognized by the participant when the participant exercises an option granted under the Option Plan. The foregoing is intended only as a brief general summary of the relevant federal income tax consequences. The laws governing the tax aspects of awards are highly technical and subject to change.

     As a group, all current executive officers of the Company have received options with respect to 439,249 Common Shares. As a group, all current employees of the Company have received options with respect to 521,937 Common Shares. Mr. Bryce has received options with respect to 157,187 Common Shares under the

Option Plan. Messrs. Fallon, Cozens, Weale and Higginbottom have received options with respect to 86,750, 84,687, 58,750 and 51,875 Common Shares, respectively, under the Option Plan. The closing price per share of the Common Shares on the Nasdaq National Market on April 16, 2003 was $31.60.

     Subject to exceptions for death, retirement and certain other situations, a participant under the Option Plan, whose employment with the Company or its subsidiaries is terminated, forfeits any unvested options.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE IPC HOLDINGS, LTD. STOCK OPTION PLAN.

            APPROVAL OF THE IPC HOLDINGS, LTD. STOCK INCENTIVE PLAN
                             (ITEM D ON PROXY CARD)

     On February 11, 2003, upon the recommendation of the Executive Committee and the Stock Option Committee, your Board of Directors unanimously approved the Stock Incentive Plan (the " Incentive Plan"), subject to approval by shareholders at the 2003 Annual General Meeting.

     The purpose of the Incentive Plan is to attract, retain and motivate officers and employees, to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. The Incentive Plan provides for grants of restricted stock units ("Awards"), which may be made to any officer or employee of the Company or its subsidiaries selected by the committee that administers the Incentive Plan. The Incentive Plan will be applicable only to Awards granted on or after the date on which the Incentive Plan is approved by shareholders (the "Effective Date"). The Incentive Plan will terminate, and no more Awards will be granted, after the tenth anniversary of the Effective Date. The termination of the Incentive Plan after the tenth anniversary will not affect previously granted Awards.

     The Incentive Plan will be administered by a committee of the Board of Directors to be drawn solely from members of the Board who are not, and have not been, officers of the Company or its subsidiaries and who also qualify as "Non-Employee Directors" under Rule 16b-3 under the Exchange Act (the "SIP Committee"). Unless otherwise determined by the Board of Directors, the Stock Option Committee will constitute the SIP Committee. The SIP Committee will have complete control over the administration of the Incentive Plan and will have sole discretion to make all determinations in respect of the Incentive Plan.

     The Board may at any time terminate the Incentive Plan with respect to any Common Shares of the Company not at the time the subject of an Award. No alteration or amendment to the Incentive Plan may be made without the approval of shareholders, if such approval is required by Rule 16b-3 under the Exchange Act for transactions pursuant to the Incentive Plan to be exempt thereunder.

     Awards under the Incentive Plan may be made to such officers and employees of the Company and its subsidiaries as the SIP Committee may select. As of March 31, 2003, there were fifteen officers and employees who would have been eligible to receive Awards under the Incentive Plan.

     The Incentive Plan provides for Awards in the form of restricted stock units ("RSUs"). Each Award will be evidenced by an award agreement (an "Award Agreement"), which will govern the terms and conditions of that Award. An RSU is an unsecured, unfunded right to receive one newly-issued, fully paid and non-assessable Common Share of the Company at a future date, subject to the terms and conditions of the Incentive Plan and the applicable Award Agreement. The SIP Committee may determine to settle the vested portion of any Award by paying the cash equivalent of the market value of the Common Shares underlying the vested portion of such Award. No recipient of any Award under the Incentive Plan will have any of the rights of a shareholder of the Company with respect to shares subject to an Award until the delivery of such shares to such person.

     Unless determined otherwise by the SIP Committee, each Award granted under the Incentive Plan vests, and the Common Shares underlying such Award become issuable, in four equal annual installments on each of the next four anniversaries of the date of grant of the Award. In the event of the Award recipient's retirement, or if the Award recipient's employment is terminated by death or disability or by the Company or any subsidiary other than for cause, as defined in the Incentive Plan, then the Award will be 100% vested. If the Award recipient's employment is otherwise terminated, the unvested portion of the Award will be forfeited. The Incentive Plan also contains a provision relating to a "Change in Control", whereupon RSUs subject to an Award will vest immediately. Under the Incentive Plan, a "Change of Control" is deemed to occur, in general, if (i) any person or group of persons (subject to certain limited exceptions) is or becomes the direct or indirect beneficial owner of 50% or more of the Company's then outstanding voting securities, (ii) during any two year period the directors at the beginning of the period (including replacements approved by two-thirds of such directors) cease to constitute a majority of the Board, (iii) the shareholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than such a transaction pursuant to which the shareholders of the Company retain at least 50% of the combined voting power of the voting securities of the Company or the surviving entity, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets.

     The maximum number of shares that may be issued under the Incentive Plan is 500,000 Common Shares. Such Common Shares will be authorized but unissued shares, registered pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"). If any Award is forfeited, in whole or in part, any Common Shares represented by unvested RSUs subject to such Award will again be available for issuance under the Incentive Plan.

     In the event of any increase or decrease in the number of the outstanding Common Shares of the Company resulting from certain corporate transactions, the SIP Committee has the authority and the obligation to adjust the number of shares of Common Stock issuable under the Incentive Plan and to adjust the terms of any outstanding Awards, in order to preserve the benefits or potential benefits intended to be made available to the recipients of Awards.

     Subject to approval of the Incentive Plan by shareholders at the Annual General Meeting, our current executive officers will receive, as a group, Awards of 50,000 RSUs for fiscal year 2003. Our current employees will receive, as a group, Awards of 12,500 RSUs for fiscal year 2003. Upon approval of the Incentive Plan by shareholders, Awards are expected to be distributed as follows:

                    IPC HOLDINGS, LTD. STOCK INCENTIVE PLAN

                                                            DOLLAR VALUE ($)*/
NAME AND POSITION                                           NUMBER OF UNITS (#)
-----------------                                          ---------------------
James P. Bryce...........................................   $ 632,000  /  20,000
  President & Chief Executive Officer
Stephen F. Fallon........................................     316,000  /  10,000
  Senior Vice President -- Underwriting of IPCRe
Peter J.A. Cozens........................................     237,000  /  7,500
  Vice President -- Underwriting of IPCRe
John R. Weale............................................     237,000  /  7,500
  Senior Vice President & Chief Financial Officer
Dennis J. Higginbottom...................................     158,000  /  5,000
  Vice President & Secretary
Executive Officers, as a group...........................   1,580,000  /  50,000
Non-Executive Officer Employees, as a group..............     395,000  /  12,500

---------------

* Calculated based on $31.60, the closing price of the Common Shares on the Nasdaq National Market on April 16, 2003.

     To the extent United States federal income tax laws apply to a particular Award recipient, a recipient generally will not be taxed when an Award is granted under the Incentive Plan. When such a recipient receives Common Shares or cash subject to the Award, the recipient generally will have compensation income equal to the amount of cash received or the fair market value of the Common Shares on the date of receipt. Since the

Company does not conduct business within the United States, it does not file United States income tax returns. However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code or regulations or court decisions, there can be no assurance that the Internal Revenue Service will not contend that the Company is engaged in a trade or business in the United States. To the extent that United States federal income tax laws apply to the Company, the Company generally will receive a tax deduction equal to the amount of compensation income recognized by the Award recipient when the Award recipient receives Common Shares or cash under the Incentive Plan. The foregoing is intended only as a brief general summary of the relevant federal income tax consequences. The laws governing the tax aspects of awards are highly technical and subject to change.

     A copy of the Incentive Plan is attached as Appendix A to this Proxy Statement.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE IPC HOLDINGS, LTD. STOCK INCENTIVE PLAN.

                    APPOINTMENT OF INDEPENDENT AUDITORS AND
                    AUTHORIZATION TO SET THEIR COMPENSATION
                             (ITEM E ON PROXY CARD)

     The appointment of independent auditors is subject to approval annually by the Company's shareholders. KPMG has served as the Company's and IPCRe's independent auditors since last year's Annual General Meeting on June 14, 2002, replacing Arthur Andersen, which had served as the Company's and IPCRe's independent auditors since 1993. This appointment was in accordance with the recommendation of your Board of Directors, which had decided to propose KPMG based upon the recommendation of the Audit Committee. Your appointment of KPMG had the effect of dismissing Arthur Andersen as our independent auditors.

     During our two fiscal years ended December 31, 2001 and during any interim periods from January 1, 2002 to last year's Annual General Meeting, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the matter of disagreement in connection with its reports as and for each of the two fiscal years ended December 31, 2001 and December 31, 2000. The audit reports of Arthur Andersen on our consolidated financial statements for those years did not contain any adverse opinion or disclaimer of opinion nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles. During our two fiscal years ended December 31, 2001 and during any interim periods from January 1, 2002 through June 14, 2002, there were no "reportable events" as described in
Item 304(a)(1)(v) of Regulation S-K.

     Representatives of the auditors you appointed for us last year, KPMG, are expected to attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting. If approved, KPMG will serve as the Company's auditor until the Company's next Annual General Meeting for such compensation as the Audit Committee of your Board of Directors shall determine.

     The fees billed by KPMG for services rendered for the fiscal year ended December 31, 2002 include the following:

     AUDIT FEES. The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $185,796.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No fees were billed by KPMG to the Company for professional services rendered for information technology services related to financial information system design and implementation for the fiscal year ended December 31, 2002.

     ALL OTHER FEES. No fees were billed by KPMG to the Company for any other professional services rendered.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT AUDITOR AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE COMPENSATION OF THE INDEPENDENT AUDITOR.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following descriptions summarize certain relationships and the terms of certain of the Company's agreements. Such summaries of agreements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the relevant agreements. A copy of each such agreement has been previously filed with the Securities and Exchange Commission (the "Commission") and is listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which will be provided upon request. See "Additional Information."

OVERVIEW

     The Company was formed in May 1993 through the sponsorship of AIG, a holding company incorporated in Delaware, which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG purchased 24.4% of the initial share capital of the Company and an option (exercisable in specified circumstances) to obtain up to an additional 10% (on a fully diluted basis, excluding employee stock options) of the share capital of the Company (the "AIG Option"). On December 12, 2001, the Company completed a follow-on public offering (the "Offering"), which is one of the circumstances in which AIG is permitted to exercise its option. In the Offering, 17,480,000 ordinary shares were sold (including the exercise of the over-allotment option of 2,280,000 shares) at $26.00 per share. Concurrent with the Offering, the Company sold 2,847,000 shares in a private placement to AIG at a price equal to the public offering price. Furthermore, AIG exercised its option referred to above, whereby it acquired 2,775,000 shares at an exercise price of $12.7746 per share. Immediately subsequent to the Offering, AIG owned 24.3% of the share capital of the Company.

     Since our formation, subsidiaries of AIG have provided administrative, investment management and custodial services to us and IPCRe, and certain of our officers are also officers of subsidiaries and affiliates of AIG. In addition, the Chairman of your Board of Directors is an officer and director of several AIG affiliates and subsidiaries. AIG has informed us that AIG presently intends to continue its share ownership in the Company for the foreseeable future.

CERTAIN BUSINESS RELATIONSHIPS

     ADMINISTRATIVE SERVICES. Our day-to-day administrative services are performed by AICL, a wholly owned subsidiary of AIG, pursuant to an administrative services agreement (the "Administrative Services Agreement"). Services and facilities provided pursuant to the Administrative Services Agreement include tax, legal and accounting services, office space in Bermuda, electronic data services and other services required by IPC in the ordinary course of business. Fees payable for such administrative services totaled $5.8 million for the year ended December 31, 2002. In addition to such fees, IPC pays $50,000 per year to AICL for Mr. Johnson's services as Chairman of your Board of Directors. Mr. Johnson is President and Chief Executive Officer of AICL.

     IPCRe Europe Limited, a wholly owned subsidiary of IPCRe, is party to an agreement with AIG Insurance Management Services (Ireland) Ltd. ("AIMS"), an indirect wholly owned subsidiary of AIG, under which AIMS provides administrative services for an annual fee of approximately $30,000 per annum.

     INVESTMENT MANAGEMENT SERVICES. AIG Global Investment Corp. (Ireland) Ltd. ("AIGIC"), an indirect wholly owned subsidiary of AIG, provides investment management services to IPC. AIGIC manages our entire investment portfolio, subject to our investment guidelines, pursuant to an investment advisory agreement (the "Investment Management Agreement"). The advisory fee totaled $982,000 for the year ended December 31, 2002. The performance of AIGIC under the Investment Advisory Agreement is reviewed periodically by your Board of Directors. AIGIC has entered into a Sub-Advisory Agreement with AIG Global Investment Corp. Ltd. (Europe) ("AIGIC (Europe)"), an indirect wholly owned subsidiary of AIG, pursuant to which AIGIC (Europe) advises AIGIC on the management of IPC's investment portfolio.

     CUSTODIAL SERVICES. AIG Global Investment Trust Services Limited, an indirect wholly owned subsidiary of AIG based in Ireland, provides custodial services to us pursuant to a custodial agreement (the

"Custodial Agreement"). Fees incurred under the Custodial Agreement were $680,000 for the year ended December 31, 2002.

     UNDERWRITING SERVICES. The Company's subsidiary, IPCRe Underwriting Services Limited ("IPCUSL"), entered into an underwriting agency agreement with Allied World Assurance Company, Ltd. ("AWAC"), a multi-line insurance and reinsurance company. AWAC is a wholly owned subsidiary of Allied World Holdings, Ltd, in which AIG holds a 23.4% ownership interest. Under the agreement, IPCUSL will underwrite and place, on an exclusive basis, property catastrophe treaty reinsurance written by AWAC. IPCUSL will receive an agency commission of 6.5% of gross premiums written. The initial term of the underwriting agency agreement is for three years, which commenced on December 1, 2001.

REGISTRATION RIGHTS

     Pursuant to an agreement executed prior to the closing of the Company's initial public offering in March 1996 (the "IPO"), the Company agreed to provide certain original shareholders and AIG as holder of the AIG Option with registration rights for Common Shares held by them and certain of their subsidiaries at the time of the IPO (or obtained pursuant to the AIG Option) and not sold pursuant to a registration statement or Rule 144 under the Securities Act. Under this agreement, AIG has the right to require the Company, on two occasions, and General Re Corporation (the only remaining holder with such right) has the right to require IPC on one occasion, to register Common Shares, under the Securities Act for sale in the public market, in an underwritten offering, in block trades from time to time or otherwise; provided, however, that the Company is not obligated to register shares unless the total number of Common Shares requested to be registered pursuant to any such demand equals or exceeds 2,500,000. Any other holder of registration rights has the right to participate in any such demand registration on a second-priority basis subject to a customary underwriter's reduction. The Company may include other Common Shares in any such demand registration on a third-priority basis subject to a customary underwriter's reduction. If the Company proposes to file a registration statement covering Common Shares at any time, each of AIG and General Re will have one right to include Common Shares held by it in the registration, in each case on a first-priority basis with any shareholders and on a second-priority basis with the Company, pro-rata according to the relevant respective holdings and subject to a customary underwriter's reduction. The Company has agreed to indemnify each of AIG and General Re in respect of certain liabilities, including civil liabilities under the Securities Act, and to pay certain expenses relating to such registrations. The agreement terminates on June 29, 2003.

TRANSACTIONS IN ORDINARY COURSE OF BUSINESS WITH SHAREHOLDERS

     We have assumed premiums from, and paid brokerage fees to, companies affiliated with shareholders of the Company. Premiums assumed from subsidiaries of AIG and of General Re Corporation were approximately $40.8 million and $2.1 million, respectively, for the year ended December 31, 2002. Premiums ceded to a subsidiary of AIG during the same period were $601,000. In addition, during the same period, the Company paid brokerage fees and commissions to Gen Re Intermediaries ("GRI") of approximately $361,000. GRI is a wholly owned subsidiary of General Re Corporation (which beneficially owned 1,250,000 Common Shares during the year ended December 31, 2002). All brokerage transactions are entered into on an arm's-length basis.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

     The table below sets forth certain information as of April 2, 2003 (unless otherwise specified) with respect to the beneficial ownership of Common Shares by each person who is known to the Company to own beneficially more than 5% of the outstanding Common Shares, each person currently serving as a director of the Company, each nominee for director, the Chief Executive Officer, each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (the "Named Executive Officers") and all directors and executive officers as a group.

                                                               BENEFICIAL OWNERSHIP(1)
                                                               -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                             NUMBER        PERCENT
------------------------------------                           ----------      -------
American International Group, Inc. .........................   11,722,000(2)    24.3%
  70 Pine Street
  New York, New York 10270
Wellington Management Company, LLP..........................    5,167,127(3)    10.7%
  75 State Street
  Boston, Massachusetts 02109
FMR Corp. ..................................................    4,526,047(4)     9.9%
  82 Devonshire Street
  Boston, Massachusetts 02109
Vanguard/Windsor Fund, Inc. ................................    2,713,000(5)     5.6%
  Post Office Box 2600
  Valley Forge, Pennsylvania 19482-2600
Perkins, Wolf, McDonnell & Company..........................    2,502,815(6)     5.2%
  310 S. Michigan Avenue, Suite 2600
  Chicago, Illinois 60604
James P. Bryce..............................................       88,866(7)        *
Joseph C.H. Johnson.........................................           --           *
Dr. the Honourable Clarence Eldridge James..................           --           *
Frank Mutch.................................................        2,000           *
Anthony MacLeod Pilling.....................................           --           *
Peter J.A. Cozens...........................................       40,341(8)        *
Stephen F. Fallon...........................................       35,750(9)        *
John R. Weale...............................................       26,600(10)       *
Dennis J. Higginbottom......................................       25,699(11)       *
All directors and executive officers as a group.............      219,256           *

---------------
* Less than 1% of the outstanding Common Shares

(1) In accordance with the rules of the Securities and Exchange Commission, a person is deemed to have "beneficial ownership" of Common Shares which such person has the rights to acquire within 60 days. For purposes of calculating percent ownership, each person's holdings have been calculated assuming full exercise of outstanding options exercisable by such person within 60 days, but not the exercise of options held by any other person. All amounts listed represent sole investment and voting power unless otherwise indicated.

(2) Reflects information reported in Amendment No. 3, filed December 19, 2001, to a Schedule 13D. Mr. Johnson, the Chairman of the Board of Directors of the Company and IPCRe, is the President and Chief Executive Officer of AICL and an officer and director of various other AIG subsidiaries and affiliates.

(3) Reflects information reported in Amendment No. 7 to a Schedule 13G filed March 10, 2003. Wellington Management Company, LLP has shared voting power of 1,943,227 common shares and shares dispositive power over 5,167,127 common shares.

(4) Reflects information reported in Amendment No. 3 to a Schedule 13G filed February 13, 2003. FMR Corp. has shared dispositive power over these shares.

(5) Reflects information reported in Amendment No. 6 to a Schedule 13G filed February 13, 2003. Wellington Management Company, LLP is an investment adviser; one of its clients is Vanguard/ Windsor Fund, Inc. Vanguard shares dispositive power for all of its common shares with Wellington.

(6) Reflects information reported in Amendment No. 3 to a Schedule 13G filed January 31, 2003. Perkins, Wolf, McDonnell & Company has sole voting and dispositive power over 9,400 shares and shares voting and dispositive power over 2,493,415 shares.

(7) Includes 324 Common Shares that are held by the IRA trustee for Mr. Bryce's wife, for which Mr. Bryce disclaims beneficial ownership, and 69,094 Common Shares issuable upon the exercise of options.

(8)  Includes 23,881 Common Shares issuable upon the exercise of options.

(9)  Includes 35,250 Common Shares issuable upon the exercise of options.

(10) Includes 23,250 Common Shares issuable upon the exercise of options.

(11) Includes 23,719 Common Shares issuable upon the exercise of options.

                               EXECUTIVE OFFICERS

     The executive officers of the Company and IPCRe are elected by and serve at the discretion of your Board of Directors. The name, age, principal occupation and certain other information regarding the executive officers of the Company and IPCRe as of December 31, 2002 were as follows:

     JAMES P. BRYCE (age 54) has been President and Chief Executive Officer of the Company and IPCRe since July 2000 and a director of the Company and IPCRe since June 6, 2000. Mr. Bryce was Senior Vice President of the Company from July 1996 to July 2000 and was Senior Vice President -- Underwriting (Chief Underwriting Officer) of IPCRe from its inception in 1993 to July 2000. Between November 1992 and June 1993, Mr. Bryce was a Vice President in the Reinsurance Division of AIG Europe (UK) Limited in London; between December 1990 and November 1992, Mr. Bryce was Far East Regional Manager for Transatlantic Reinsurance Company (Hong Kong). From July 1985 to November 1990, Mr. Bryce was Far East Regional Manager for Transatlantic Reinsurance Company (Tokyo), and from July 1985 to July 1993, Mr. Bryce served as a Director of AIG Reinsurance Services Limited (Hong Kong).

     PETER J.A. COZENS (age 55) has been Vice President -- Underwriting of IPCRe since March 1995. From June 1993 to March 1995 Mr. Cozens was the London representative of IPC. Mr. Cozens previously served from September 1981 to May 1993 as Group Non-Marine Underwriter of the English & American Group, and from August 1963 to August 1981 with the Sir Philip D'Ambrumenil Syndicate at Lloyd's, where his responsibilities were those of Deputy Treaty Underwriter.

     STEPHEN F. FALLON (age 46) was appointed Senior Vice
President -- Underwriting of IPCRe on December 1, 2001. Since October 1997, Mr. Fallon had served as Vice President -- Underwriting of IPCRe. From June 1996 through October 1997 Mr. Fallon was a Senior Vice President of Folksamerica Reinsurance Company, and from November 1985 to June 1996 Mr. Fallon was a Senior Vice President and Director of Christiania General Insurance Corporation of New York.

     DENNIS J. HIGGINBOTTOM (age 54) was appointed Vice President and Secretary of the Company and IPCRe in December 1995. From October 1983 to December 1990, Mr. Higginbottom was Vice President and Director of AICL, and from December 1990 to December 1995, Mr. Higginbottom was Senior Vice President and Director of AICL.

     JOHN R. WEALE (age 44) was appointed Senior Vice President and Chief Financial Officer of the Company and IPCRe on February 19, 2002. Since July 1996, Mr. Weale had served as Vice President and Chief Financial Officer of the Company and IPCRe. Prior to joining IPCRe, Mr. Weale spent over 13 years with AICL in Bermuda, serving in a variety of positions, the most recent being Vice President -- Offshore Management Services.

                             EXECUTIVE COMPENSATION

     The following table sets forth, in summary form, compensation for all services rendered in all capacities to the Company and IPCRe for the year ended December 31, 2002 by the Chief Executive Officer of the Company and IPCRe and by the Named Executive Officers. Unless otherwise indicated, positions listed in the table set forth below are held with both the Company and IPCRe.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                    ANNUAL COMPENSATION                             AWARDS
                                      ------------------------------------------------    --------------------------
                                                                                          SECURITIES
                                                                        OTHER ANNUAL      UNDERLYING     ALL OTHER
                                      FISCAL    SALARY     BONUS(1)    COMPENSATION(2)     OPTIONS      COMPENSATION
NAMES AND PRINCIPAL POSITION           YEAR        $          $               $               #              $
----------------------------          ------    -------    --------    ---------------    ----------    ------------
James P. Bryce......................   2002     382,500    200,000         154,018          35,000         11,000(3)
President & Chief                      2001     370,000    100,000         144,105          20,000         10,500(3)
Executive Officer                      2000     318,000    150,000         131,781          27,000         10,500(3)

Stephen F. Fallon...................   2002     235,500    130,000         143,599          25,000         11,775(4)
Senior Vice President --               2001     193,200     65,000         135,781          17,000          9,660(4)
Underwriting of IPCRe                  2000     180,000    100,000         138,803          17,000          9,000(4)

Peter J.A. Cozens...................   2002     227,000    120,000         157,528          20,000              0
Vice President --                      2001     219,500     60,000         152,977          10,000              0
Underwriting of IPCRe                  2000     210,500    100,000         136,582          10,000              0

John R. Weale.......................   2002     189,250    100,000         131,423          20,000          9,463(4)
Senior Vice President & Chief          2001     157,000     40,000         122,015           6,000          7,850(4)
Financial Officer                      2000     132,000     60,000         105,676           6,000          6,600(4)

Dennis J. Higginbottom..............   2002     153,600     60,000         163,119          10,000              0
Vice President & Secretary             2001     146,100     30,000         152,113           6,000              0
                                       2000     142,000     40,000         148,588           6,000              0

---------------

(1) Except for grants made in 2002, which were not deferred, 50% of the amount shown is deferred and vests at a rate of 25% on December 31st of each of the first through fourth years following the year of the grant. Portions of the grant not vested may be subject to forfeiture under certain conditions. The deferred amount is invested in mutual funds, which have variable investment returns. Consequently, the value of the invested amount may increase or decrease during the vesting period.

(2) Other annual compensation for the year ended December 31, 2002 includes amounts in respect of reimbursement for certain travel expenses, property management, utilities, club dues, cost of living allowances, education expenses (with respect to Messrs. Fallon and Higginbottom only), and also includes housing expenses of $88,362, 78,870, 107,337, 78,943 and 106,726 for Messrs. Bryce, Fallon, Cozens, Weale and Higginbottom, respectively.

(3) Represents contributions by the Company pursuant to a deferred compensation agreement. See "Executive Compensation -- Pension Benefits".

(4) Represents Company contributions to the IPCRe Defined Contribution Retirement Plan. See "Executive Compensation -- Pension Benefits".

STOCK OPTION PLAN

     The Company currently maintains an equity compensation plan that provides for the issuance of common stock to officers and other employees. This compensation plan was approved by the Company's shareholders on February 15, 1996. The following table sets forth information regarding outstanding options and shares available for future issuance under this plan as of December 31, 2002:

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                                 (C)
                                                                                        NUMBER OF SECURITIES
                                           (A)                        (B)              REMAINING AVAILABLE FOR
                                NUMBER OF SECURITIES TO BE      WEIGHTED-AVERAGE        FUTURE ISSUANCE UNDER
                                 ISSUED UPON EXERCISE OF       EXERCISE PRICE OF      EQUITY COMPENSATION PLANS
                                   OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
PLAN CATEGORY                      WARRANTS AND RIGHTS        WARRANTS AND RIGHTS     REFLECTED IN COLUMN (A))
-------------                   --------------------------   ----------------------   -------------------------
Equity compensation plans
  approved by security
  holders.....................           362,944                     $23.41                   124,955
Equity compensation plans not
  approved by security
  holders.....................             --                          --                        --
                                 ========================    ======================   ========================
  Total.......................           362,944                     $23.41                   124,955

     The following table sets forth information concerning awards of stock options under the Company's Stock Option Plan made to the Company's Chief Executive Officer and to the Named Executive Officers during the year ended December 31, 2002.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                        ----------------------------------------------------------       VALUE AT ASSUMED
                        NUMBER OF                                                         ANNUAL RATE OF
                          COMMON      PERCENT OF                                        COMMON SHARE PRICE
                          SHARES     TOTAL OPTIONS                                       APPRECIATION FOR
                        UNDERLYING    AWARDED TO     EXERCISE OR                            OPTION TERM
                         OPTIONS     EMPLOYEES IN    BASE PRICE      EXPIRATION        ---------------------
NAME                     GRANTED      FISCAL 2002     PER SHARE        DATE(1)            5%         10%
----                    ----------   -------------   -----------   ---------------     --------   ----------
James P. Bryce........    35,000         27.5%         $ 27.85     January 2, 2012     $613,015   $1,553,500
Stephen F. Fallon.....    25,000         19.6%         $ 27.85     January 2, 2012      437,868    1,109,643
Peter J.A. Cozens.....    20,000         15.7%         $ 27.85     January 2, 2012      350,294      887,715
John R. Weale.........    20,000         15.7%         $ 27.85     January 2, 2012      350,294      887,715
Dennis J.
  Higginbottom........    10,000          7.8%         $ 27.85     January 2, 2012      175,147      443,857

---------------

(1) The options listed above were granted on January 2, 2002. All options vest at a rate of 25% on each of the first through fourth anniversaries of the date of grant for as long as the employee remains employed by the Company. All options become exercisable once vested.

     The following table sets forth information concerning the number of unexpired stock options outstanding at December 31, 2002 and the value of any unexercised in-the-money stock options at such time held by the Chief Executive Officer of the Company and by the Named Executive Officers.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT DECEMBER
                                    31, 2002

                                                                  NUMBER OF                     VALUE OF
                                                            SECURITIES UNDERLYING       UNEXERCISED IN-THE-MONEY
                                                             UNEXERCISED OPTIONS                OPTIONS
                             SHARES ACQUIRED    VALUE        AT FISCAL YEAR-END            AT FISCAL YEAR-END
NAME                           ON EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                         ---------------   --------   -------------------------   ----------------------------
James P. Bryce.............           0        $      0         48,344/66,250               $483,167/539,478
Stephen Fallon.............           0        $      0         19,500/47,250               $208,380/372,765
Peter J.A. Cozens..........      16,275        $222,257         12,162/34,219               $ 51,833/248,678
John R. Weale..............           0        $      0         14,250/28,500               $126,548/178,453
Dennis J. Higginbottom.....           0        $      0         17,219/18,500               $165,123/141,553

---------------

(1) Aggregate market value based on the closing sale price of Common Shares of $31.54 on December 31, 2002 less the aggregate exercise price.

PENSION BENEFITS

     MR. BRYCE. Pursuant to an individual pension arrangement with IPCRe, Mr. Bryce is entitled to a lifetime annual supplemental benefit, payable monthly, commencing upon his attaining age 65, equal to 0.925% of covered compensation plus 1.425% of average final compensation in excess of covered compensation multiplied by his years of credited service from April 1, 1985 (the date from which Mr. Bryce's credited service had previously been calculated under the AIG Retirement Plan in which he participated until December 1, 1995). Covered compensation is equal to 150% of the average of the Social Security taxable wage bases in effect for each calendar year during the 35 year period ending with the last day of the calendar year in which Mr. Bryce will attain Social Security retirement age (currently age 65). At December 31, 2002, Mr. Bryce's covered compensation was $84,900. Covered compensation pursuant to Mr. Bryce's pension arrangement with IPCRe increases each year as Social Security taxable wage bases increase. Average final compensation is defined as his highest average base pay for any three consecutive years in the 10 year period prior to his attaining age
65. Mr. Bryce had 17.75 years of credited service at December 31, 2002.

     The following table shows the estimated annual retirement benefits that would be payable to Mr. Bryce assuming normal retirement (age 65). Benefits under this plan will also be reduced by $17,941 of annual benefits Mr. Bryce will receive under the AIG Retirement Plan referred to above (but not by amounts received under the deferred compensation arrangement described in the next paragraph).

                            BRYCE PENSION PLAN TABLE

                                                     YEARS OF CREDITED SERVICE
                                      --------------------------------------------------------
REMUNERATION                             15          20          25          30          35
------------                          --------    --------    --------    --------    --------
$125,000............................  $ 20,351    $ 27,135    $ 33,919    $ 40,703    $ 47,486
 150,000............................    25,695      34,260      42,825      51,390      59,955
 175,000............................    31,039      41,385      51,731      62,078      72,424
 200,000............................    36,383      48,510      60,638      72,765      84,893
 225,000............................    41,726      55,635      69,544      83,453      97,361
 250,000............................    47,070      62,760      78,450      94,140     109,830
 300,000............................    57,758      77,010      96,263     115,515     134,768
 400,000............................    79,133     105,510     131,888     158,265     184,643
 450,000............................    89,820     119,760     149,700     179,640     209,580
 500,000............................   100,508     134,010     167,513     201,015     234,518

     Mr. Bryce has also entered into a deferred compensation arrangement with IPCRe pursuant to which Mr. Bryce may defer a portion of his salary and IPCRe will contribute a matching amount equal to the lesser of 5% of his salary or the maximum allowable deferral permitted by Section 402(g) of the Code (which was $11,000 in 2002) with respect to plans established under Section 401(k).

     MR. COZENS. Pursuant to an individual pension arrangement with IPCRe, Mr. Cozens is entitled to a lifetime annual benefit, payable monthly, commencing upon his attaining age 65. The annual amount of such benefit will equal 1.67% of Mr. Cozens' base pay for the twelve months prior to his attaining age 65 multiplied by his years of credited service from March 1, 1995. Compensation under Mr. Cozens' pension arrangement only includes base pay. Mr. Cozens had
7.75 years of credited service at December 31, 2002.

     The following table shows the estimated annual retirement benefits that would be payable to Mr. Cozens assuming normal retirement (age 65). There will be no offset applied against the benefit amount.

                           COZENS PENSION PLAN TABLE

                                                     YEARS OF CREDITED SERVICE
                                      --------------------------------------------------------
REMUNERATION                             15          20          25          30          35
------------                          --------    --------    --------    --------    --------
$125,000............................  $ 31,313    $ 41,750    $ 52,188    $ 62,625    $ 73,063
 150,000............................    37,575      50,100      62,625      75,150      87,675
 175,000............................    43,838      58,450      73,063      87,675     102,288
 200,000............................    50,100      66,800      83,500     100,200     116,900
 225,000............................    56,363      75,150      93,938     112,725     131,513
 250,000............................    62,625      83,500     104,375     125,250     146,125
 300,000............................    75,150     100,200     125,250     150,300     175,350
 400,000............................   100,200     133,600     167,000     200,400     233,800
 450,000............................   112,725     150,300     187,875     225,450     263,025
 500,000............................   125,250     167,000     208,750     250,500     292,250

     MR. HIGGINBOTTOM. Pursuant to an individual pension arrangement with IPCRe, Mr. Higginbottom is entitled to a lifetime annual supplemental benefit, payable monthly, commencing upon his attaining age 65, equal to 1.75% of average base pay (defined as his highest average base pay for any three consecutive years in the 10 year period prior to his attaining age 65) multiplied by his years of credited service from April 1, 1980 (the date from which Mr. Higginbottom's credited service had previously been calculated under the American International Overseas Pension Plan (the "AIO Plan") in which Mr. Higginbottom participated until December 31, 1995). Compensation under Mr. Higginbottom's pension arrangement only includes base pay. Mr. Higginbottom had
22.75 years of credited service at December 31, 2002. The following table shows the estimated annual retirement benefits that would be payable to Mr. Higginbottom assuming normal retirement (age 65). There will be no offset applied against the benefit amount unless Mr. Higginbottom becomes entitled to benefits under a governmental system (which, at present, he is not), except that benefits under this plan will be reduced by $22,365 of annual benefits that Mr. Higginbottom will receive under the AIO Plan referred to above.

                        HIGGINBOTTOM PENSION PLAN TABLE

                                                     YEARS OF CREDITED SERVICE
                                      --------------------------------------------------------
REMUNERATION                             15          20          25          30          35
------------                          --------    --------    --------    --------    --------
$125,000............................  $ 32,813    $ 43,750    $ 54,688    $ 65,625    $ 76,563
 150,000............................    39,375      52,500      65,625      78,750      91,875
 175,000............................    45,938      61,250      76,563      91,875     107,188
 200,000............................    52,500      70,000      87,500     105,000     122,500
 225,000............................    59,063      78,750      98,438     118,125     137,813
 250,000............................    65,625      87,500     109,375     131,250     153,125
 300,000............................    78,750     105,000     131,250     157,500     183,750
 400,000............................   105,000     140,000     175,000     210,000     245,000
 450,000............................   118,125     157,500     196,875     236,250     275,625
 500,000............................   131,250     175,000     218,750     262,500     306,250

     DEFINED CONTRIBUTION RETIREMENT PLAN. Messrs. Weale and Fallon have been eligible to participate in the IPCRe Defined Contribution Retirement Plan since January 1, 1997 and May 1, 1998, respectively. Pursuant to this plan, which is not intended to qualify for tax-favoured treatment under the U.S. Internal Revenue Code, each participant defers 5% of his salary (as determined each year) and IPCRe contributes a matching amount. Amounts contributed pursuant to the plan are invested, among the investment options available thereunder, at the discretion of the employee. Participants are fully vested at all times in both their own and the Company's contributions on their behalf to the plan. Participants may begin to receive distributions from their accounts upon regular retirement at age 65, early retirement at age 55 or thereafter (at the election of the member employee), death or disability (as defined in the plan).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of your Board of Directors has responsibility for determining the compensation of the Company's officers. None of the members of the Compensation Committee was an employee of the Company. Mr. Johnson is President and Chief Executive Officer of AICL. Pursuant to the Administrative Services Agreement, IPC paid fees to AICL of $5.8 million and $3.2 million, respectively, for the years ended December 31, 2002 and 2001 for administrative and other services as described herein. In addition to such fees, the Company pays $50,000 per year to AICL for Mr. Johnson's services as Chairman of your Board of Directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of your Board of Directors is comprised solely of non-employee directors. The Compensation Committee has responsibility for developing and implementing the Company's compensation policy for senior management, and for determining the compensation for the executive officers of the Company.

     The Company's compensation program is structured to support the human resources requirements of its business. The Company seeks to attract and retain qualified executives who are creative, motivated and dedicated. With respect to its executive officers, the Company competes with reinsurance companies world-wide, although primarily with companies based in Bermuda, North America and the United Kingdom.

     Each executive's total compensation is generally comprised of four components: base salary, certain expense allowances, annual bonus awards and stock option awards. The objectives of the Compensation Committee in determining the amount of cash compensation for each executive officer are to provide a level of base salary which will allow the Company to attract and retain experienced and talented personnel, and to align the executive officers' interest with the success of the Company through the payment of a bonus based on individual performance and the performance of the Company. The Compensation Committee also takes into account the awards, if any, made by the Stock Option Committee.

     The Compensation Committee usually meets in December of each year to consider and grant salary increases and other compensation to take effect on January 1 of the following year. In view of the impact on the Company's earnings due to losses sustained in the terrorist attacks in the United States on September 11, 2001, salary increases, except those related to promotions, were deferred until July 1, 2002.

     The Compensation Committee did not apply any specific formula but considered generally the compensation practices of other reinsurers through a review of public information and surveys. The Compensation Committee's deliberations were made in light of the Company's financial performance, the maintenance of the A+ (Superior) rating from A.M. Best Company, the maintenance of the A+ rating from Standard and Poor's, and the level of competitive activity for the services of experienced and talented people in the reinsurance industry.

     The Compensation Committee believes that the continued financial success of the Company has been largely attributable to the performance and leadership of senior management. Accordingly, the Company's President and Chief Executive Officer, James P. Bryce, was granted an increase in base salary from $370,000 in 2001 to $395,000 per annum, effective July 1, 2002. In determining Mr. Bryce's total compensation for

2002, the Compensation Committee considered the financial performance of the Company. Mr. Bryce was also granted options to purchase 30,000 Common Shares of the Company effective January 2, 2002, 25% of which became exercisable on January 2, 2003, and 25% of which will become exercisable on each of January 2, 2004, January 2, 2005 and January 2, 2006.

Joseph C.H. Johnson
Dr. the Honourable Clarence Eldridge James
Frank Mutch

AUDIT COMMITTEE REPORT

     The role of the Audit Committee is to assist the Board of Directors in its oversight of IPC's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee, except Mr. Johnson, are "independent", as required by applicable listing standards of the National Association of Securities Dealers. In addition to his position as President and Chief Executive Officer of AICL, which provides administrative services to IPC and which is a wholly owned subsidiary of AIG, Mr. Johnson is an officer and director of several other AIG affiliates and subsidiaries. The Board of Directors has determined that Mr. Johnson can make a valuable contribution as a member of the Audit Committee, due to his experience of dealing with audit-related matters as a President and Chief Executive Officer for more than twenty years.

     The Committee operates pursuant to a Charter that was last amended and restated by the Board on April 9, 2001. As set forth in the Audit Committee's Charter, the management of IPC is responsible for the preparation, presentation and integrity of IPC's financial statements, IPC's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing IPC's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to IPC is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in IPC's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

F. Mutch
J.M. Clegg
J.C.H. Johnson
A.M. Pilling

PERFORMANCE GRAPH

     The following graph shows the cumulative total return, including reinvestment of dividends, on the Common Shares compared to such return for Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), and SNL Securities' Insurance Index -- Property and Casualty ("SNL Property & Casualty") for the period beginning on December 31, 1997 and ending on December 31, 2002, assuming $100 was invested on December 31, 1997. Each measurement point on the graph represents the cumulative shareholder return as measured by the last reported sale price at the end of each quarter during the relevant period.

                              [Performance Graph]

--------------------------------------------------------------------------------------
                       12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
--------------------------------------------------------------------------------------
 IPC Holdings, Ltd.     100.00      77.45      52.51      74.13     105.20     112.10
 S&P 500                100.00     128.55     155.60     141.42     124.63      96.95
 SNL Property &
  Casualty Insurance
  Index                 100.00      96.78      71.96     103.21     102.98      96.59

             SHAREHOLDER PROPOSALS FOR 2003 ANNUAL GENERAL MEETING

     If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2004 Annual General Meeting, please send it to the Secretary, IPC Holdings, Ltd., American International Building, 29 Richmond Road, Pembroke HM 08 Bermuda. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 28, 2003 to be eligible for inclusion in the 2004 Annual General Meeting proxy statement. If a shareholder wishes to submit a proposal to the 2004 Annual General Meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely, and the proxies solicited by your Board of Directors will confer discretionary authority to vote on the proposal as the proxy holders see fit, if the company is not notified of such proposal by March 12, 2004.

                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of Common Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. W.F. Doring & Co., Inc. has been retained to assist the Company in the solicitation of proxies at a fee not expected to exceed $3,500, plus out-of-pocket expenses.

                                 OTHER MATTERS

     Other than the approval of the minutes from the 2002 Annual General Meeting, your Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting attached hereto. If matters other than those set forth in the Notice of Annual General Meeting come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Exchange Act. The Company believes that during 2002 all filing requirements applicable to its officers and directors were complied with.

                             ADDITIONAL INFORMATION

     THE COMPANY WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES INCORPORATED THEREIN BY REFERENCE TO THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS) FOR THE YEAR ENDED DECEMBER 31, 2002, FILED WITH THE COMMISSION. A COPY OF SUCH REPORT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY AT AMERICAN INTERNATIONAL BUILDING, 29 RICHMOND ROAD, PEMBROKE HM 08, BERMUDA, ATTENTION DENNIS J. HIGGINBOTTOM, SECRETARY. The Annual Report on Form 10-K, and all of the Company's filings with the Securities and Exchange Commission, can be accessed through our website at www.ipcre.bm. Each such request must include a representation that, as of April 2, 2003, the person making the request was a beneficial owner of Common Shares entitled to vote at the Annual General Meeting. As permitted by the Commission's rules, the Company will not furnish any exhibits to its Annual Report on Form 10-K without charge, but will provide with such report a list of such exhibits and information about its charges for providing them.

                                                                      APPENDIX A

                               IPC HOLDINGS, LTD.
                           2003 STOCK INCENTIVE PLAN

                                   ARTICLE I

                                    GENERAL

1.1 PURPOSE

     The purpose of the IPC Holdings, Ltd. 2003 Stock Incentive Plan is to attract, retain and motivate officers and employees, to compensate them for their contributions to the long-term growth and profits of the Company (as defined below) and its subsidiaries and to encourage them to acquire a proprietary interest in the success of the Company.

1.2 DEFINITIONS OF CERTAIN TERMS

     "AWARD" means an award made pursuant to the Plan.

     "AWARD AGREEMENT" means the written document by which each Award is evidenced.

     "BOARD" means the Board of Directors of the Company.

     "CAUSE" means (i) the Grantee's conviction of, or a plea of guilty or nolo contendere to, a felony; (ii) the commission by the Grantee of an act of fraud or embezzlement against the Company or any of its subsidiaries; (iii) the Grantee's willful misconduct or gross negligence in the performance of the Grantee's duties and responsibilities to the Company or any of its subsidiaries;
(iv) the Grantee's continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Grantee's wrongful dissemination or use of confidential or proprietary information; or
(vi) the intentional and habitual neglect by the Grantee of his or her duties to the Company or any of its subsidiaries.

     "CERTIFICATE" means a stock certificate (or other appropriate document or evidence of ownership) representing Common Shares of the Company.

     "COMMITTEE" has the meaning ascribed thereto in Section 1.3.1.

     "COMMON SHARES" means the common shares of the Company, par value $0.01 per share.

     "COMPANY" means IPC Holdings, Ltd.

     "DISABILITY" means (i) total disability as defined in the long-term disability plan of the Company, as in effect from time to time or (ii) if there is no such plan at the applicable time, physical or mental incapacity as determined solely by the Committee.

     "EMPLOYMENT" means a Grantee's performance of services for the Company, as determined by the Committee. The terms "employee", "employ" and "employed" shall have their correlative meanings.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

     "GRANTEE" means an officer or employee who has received an Award pursuant to the Plan.

     "IPC" means IPC Holdings, Ltd. or a successor entity contemplated by
Section 3.15.

     "MARKET VALUE" means the higher of (1) the average of the closing prices for the Common Shares on the National Association of Securities Dealers Automated Quotations National Market System for each of the twenty (20) consecutive trading days through and including the date ending three trading days prior to the applicable vesting date; or (2) the closing price for the Common Shares on the National Association of Securities Dealers Automated Quotations National Market System for the trading day immediately prior to the applicable vesting date.

     "PLAN" means the IPC Holdings, Ltd. 2003 Stock Incentive Plan, as described herein and as hereafter amended from time to time.

     "RESTRICTED STOCK UNIT" means the unfunded right to receive (without consideration other than pursuant to Section 3.6.1) one newly-issued, fully paid and non-assessable Common Share, subject to the terms and conditions of the Plan and the applicable Award Agreement.

     "RETIREMENT" means retirement from employment of the Company or any of its subsidiaries at or after age 55.

1.3 ADMINISTRATION

     1.3.1 Except as otherwise provided herein, the Plan shall be administered by a committee (the "Committee") of the Board to be drawn solely from members of the Board who are not and have not been officers of the Company or its subsidiaries and who also qualify as "Non-Employee Directors" under Rule 16b-3 under the Exchange Act. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all Grantees and on their legal representatives and beneficiaries and permitted successors and assigns. The Committee shall have the authority, in its sole and absolute discretion, to determine the persons (subject to Section 1.4) who shall receive Awards, the time when Awards shall be granted, the terms and conditions of such Awards and the number of Common Shares which shall be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the authority, in its sole and absolute discretion, to (i) amend any outstanding Award Agreement to accelerate the time or times at which the Award becomes vested, waive or amend any restrictions or conditions set forth in such Award Agreement, or reflect a change in the Grantee's circumstances and (ii) determine whether, to what extent and under what circumstances and method or methods Awards may be (a) settled in Common Shares or cash or (b) forfeited. Should the Committee determine to settle an Award in cash, the Grantee shall receive the cash equivalent of the Market Value of the Common Shares underlying the vested portion of such Award.

     1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative powers, duties or responsibilities.

     1.3.3 No member of the Committee or any person who is delegated authority under the Plan shall be liable for any action taken or omitted or determination made in good faith with respect to the Plan or any Award thereunder.

1.4 PERSONS ELIGIBLE FOR AWARDS

     Awards under the Plan may be made to such officers and employees of the Company and its subsidiaries as the Committee may select.

1.5 TYPES OF AWARDS UNDER PLAN

     Awards may be made under the Plan in the form of Restricted Stock Units that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company, subject to applicable law.

1.6 COMMON SHARES AVAILABLE FOR AWARDS

     1.6.1 Common Shares Subject to the Plan. The maximum number of shares that may be issued under the Plan is 500,000 (FIVE HUNDRED THOUSAND) Common Shares. Such Common Shares shall be authorized but unissued shares, registered pursuant to the Securities Act of 1933, as amended. If any Award shall be forfeited, in whole or in part, any Common Shares represented by unvested Restricted Stock Units subject to such Award shall again be available for issuance under the Plan.

     1.6.2 Adjustments. If there is any change in the number or nature of the outstanding Common Shares of the Company by reason of a share dividend, recapitalization, merger, consolidation, scheme of arrangement, share split, combination or exchange, share repurchase or otherwise, or if there is any non-cash distribution in respect of any such shares, which in any such case has a dilutive or anti-dilutive effect on the Common Shares, the number of Common Shares available for Awards under the Plan and the number of Common Shares subject to each outstanding Award and/or other terms of the applicable Award Agreement shall be appropriately adjusted by the Committee in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to Grantees of Awards. After any adjustment made pursuant to this
Section 1.6.2, the number of shares of Common Shares subject to each outstanding Award shall be rounded down to the nearest whole number.

                                   ARTICLE II

                             AWARDS UNDER THE PLAN

2.1 AGREEMENTS EVIDENCING AWARDS

     Each Award granted under the Plan shall be evidenced by a written document, which, subject to the provisions of the Plan, shall contain such provisions and conditions as the Committee deems appropriate necessary or advisable in its sole discretion. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award in all respects shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 NO RIGHTS AS A SHAREHOLDER

     No Grantee of an Award shall have any of the rights of a shareholder of IPC with respect to Common Shares subject to such Award until the issuance of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Shares, other securities or other property) for which the record date is prior to the date such shares are issued.

2.3 RIGHTS OF GRANTEES OF RESTRICTED STOCK UNITS

     A Grantee of a Restricted Stock Unit will have only the rights of a general unsecured creditor of IPC until the issuance of Common Shares is made as specified in the applicable Award Agreement. Upon each vesting date, the Grantee of each Restricted Stock Unit not previously forfeited shall be issued one fully paid and non-assessable Common Share for each Restricted Stock Unit that vested on such date.

2.4 VESTING

     2.4.1 Unless determined otherwise by the Committee in its sole and absolute discretion, each Award granted under the Plan shall vest and the Common Shares underlying such Award shall become issuable in four equal annual installments on each of the next four anniversaries of the date of grant of the Award and the respective number of Common Shares shall be issued as soon as practicable after each such vesting date.

     2.4.2. In the event of the Grantee's Retirement, or if the Grantee's employment is terminated by death or Disability or by the Company or any subsidiary other than for Cause, then, notwithstanding the foregoing schedule, the Grantee's Award to the extent not yet vested will thereupon be 100% vested; provided further that, if the Grantee's employment is otherwise terminated, including being terminated by the Company or any subsidiary for Cause or by the Grantee other than due to Retirement, the Grantee's Award to the extent not yet vested will, notwithstanding such schedule, be forfeited upon the date of such termination of employment.

     2.4.3. All Awards shall vest immediately and become due and payable in the event of a "Change of Control", which shall be deemed to occur if (i) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Exchange Act ), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ("Voting Securities"); (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Company approve a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than a merger, consolidation, amalgamation, reorganization or scheme of arrangement which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                                  ARTICLE III

                                 MISCELLANEOUS

3.1 AMENDMENT OF THE PLAN

     The Board may at any time terminate the Plan with respect to any Common Shares of the Company not at the time the subject of an Award, and may from time to time alter or amend the Plan or any part thereof, provided that no change may be made in any Award theretofore granted which would impair the rights of a Grantee without the consent of such Grantee, and further, that no alteration or amendment may be made without the approval of shareholders if such approval is required by Rule 16b-3 under the Exchange Act for transactions pursuant to the Plan to be exempt thereunder.

3.2 GOVERNMENT REGULATIONS

     The Plan, the grant of Awards hereunder and the obligation of the Company to deliver Common Shares or cash pursuant to such Awards shall be subject to all applicable laws, rules and regulations, and to any required approvals by any governmental agencies.

3.3 EFFECTIVE DATE

     This Plan shall be effective as of June 13th, 2003 and shall remain in effect for a period of ten years, unless sooner terminated by the Board. Awards theretofore granted may extend beyond that date in accordance with the provisions of the Plan.

3.4 NONASSIGNABILITY; NO HEDGING

     Except to the extent otherwise expressly provided in the applicable Award Agreement or determined by the Committee, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.4 shall be null and void and any Award which is hedged in any manner shall immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5 RIGHT OF DISCHARGE RESERVED

     Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continued Employment by the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate such Employment.

3.6 NATURE OF PAYMENTS

     3.6.1 Any and all grants of Awards and issuances of Common Shares under the Plan shall be in consideration of services performed or to be performed for the Company or its subsidiaries by the Grantee. Only whole Common Shares shall be issued under the Plan. Awards shall, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. The value of any fractional share remaining shall be paid in cash.

     3.6.2 All such grants of Awards and issuances of Common Shares shall constitute a special discretionary incentive payment to the Grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or its subsidiaries or under any agreement with the Grantee, unless the Company or a subsidiary thereof specifically provides otherwise.

3.7 NON-UNIFORM DETERMINATIONS

     The Committee's determinations under the Plan and Award Agreements need not be uniform and may be made by it, in its sole and absolute discretion, selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee's Employment has been terminated for purposes of the Plan.

3.8 OTHER PAYMENTS OR AWARDS

     Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.9 PLAN HEADINGS

     The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.10 GOVERNING LAW

     This Plan shall be governed by and construed in accordance with the laws of Bermuda, without regard to principles of conflict of laws.

3.11 SEVERABILITY; ENTIRE AGREEMENT

     If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable by a court of competent jurisdiction because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, warranties and understandings between them, whether written or oral with respect to the subject matter thereof.

3.12 WAIVER OF CLAIMS

     Each Grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee's receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.13 DEATH OF GRANTEE

     In the event of the death of the Grantee during his or her employment, Awards shall be payable to the person or persons to whom the Grantee's rights under such Awards are transferred by will or the laws of descent and distribution.

3.14 NO THIRD PARTY BENEFICIARIES

     Except as provided in Section 3.13, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder.

3.15 SUCCESSORS AND ASSIGNS OF IPC

     The terms of this Plan shall be binding upon and inure to the benefit of IPC and any successor entity contemplated by Section 2.4.3.

3.16 DATE OF ADOPTION AND APPROVAL OF SHAREHOLDERS

     The Plan was adopted on February 11, 2003 by the Board and shall be approved and declared effective by the shareholders of IPC at the 2003 Annual Meeting of Shareholders. Any Awards granted under the Plan prior to the date of such shareholder approval are expressly conditioned on such shareholder approval.

                            APPENDIX-FORM OF PROXY


PROXY - IPC HOLDINGS, LTD.

MEETING DETAILS

PROXY SOLICITED BY BOARD OF DIRECTORS OF IPC HOLDINGS, LTD. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2003 (THE "ANNUAL GENERAL MEETING").

The undersigned shareholder of the Company hereby appoints Joseph C.H. Johnson or, failing him, James P. Bryce, as proxy, each with the power to appoint his substitute, and authorizes them to represent and vote as designated herein, all of the common shares, par value $0.01 per share, of the Company ("Common Shares") held of record on April 2, 2003 by the undersigned shareholder of the Company at the Annual General Meeting, and at any adjournment or postponement thereof, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE FOR EACH OF THE NOMINEES AND EACH OF THE PROPOSALS SET FORTH ON THE REVERSE OF THIS PROXY.

(Continued and to be voted on reverse side.)

IPC Holdings, Ltd.


Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this
example.                                                                     / /

/ / Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

A   ELECTION OF DIRECTORS

1. Item A - Election of Nominees: to elect Directors of the Company to hold office until the Company's next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated.


                                                            FOR     WITHHOLD

01 Joseph C.H. Johnson                                      / /        / /

02 James P. Bryce                                           / /        / /

03 The Honourable Jackie M. Clegg                           / /        / /

04 Dr. the Honourable Clarence Eldridge James               / /        / /

05 Frank Mutch                                              / /        / /

06 Anthony MacLeod Pilling                                  / /        / /

B   ISSUES

THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.

                                                                      FOR     AGAINST   ABSTAIN
2.    Item B - Approval of Amendments to Bye-Law 1: to                / /       / /        / /
      permit certain passive investors to hold more than 10%
      of the Common Shares without voting limitations.

3.    Item C - Approval of Amendments to the IPC Holdings,            / /       / /        / /
      Ltd. Stock Option Plan.

4.    Item D - Approval and adoption of the IPC Holdings,             / /       / /        / /
      Ltd. Stock Incentive Plan.

5.    Item E- Appointment and Remuneration of Independent             / /       / /        / /
      Auditors: to appoint the firm of KPMG as the Company's
      independent auditors to serve until the Company's next
      Annual General Meeting of Shareholders and to
      authorize the Audit Committee to set the compensation
      for the Company's independent auditors.


C AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR
  INSTRUCTIONS TO BE EXECUTED.

NOTE: Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.


Signature 1                   Signature 2                   Date (dd/mm/yyyy)
                                                                     /   /
-------------------------     ---------------------------   --------------------